Exhibit 10.17

LEASE

BY

AND

BETWEEN

TN REALTY, LLC AS LANDLORD

d/b/a IN RHODE ISLAND AS TRUE NORTH REALTY, LLC

AND

COMPOSITE SOLUTIONS, INC., AS TENANT

373 Market Street

Warren, Rhode Island

i

8.5	Access	13

ARTICLE 9 REAL ESTATE TAXES		13

9.1	Payments on Account of Real Estate Taxes	13

9.2	Abatement	14

ARTICLE 10 OPERATING AND UTILITY EXPENSES		14

10.1	Definitions	14

10.2	Tenant’s Payment of Operating Expenses	15

10.3	Triple Net Lease	15

10.4	Tenant’s Audit Right	15

ARTICLE 11 INDEMNITY AND PUBLIC LIABILITY INSURANCE		16

11.1	Tenant’s Indemnity	16

11.2	Landlord’s Indemnity	16

11.3	Tenant Public Liability Insurance	17

11.4	Tenant Casualty Insurance	17

11.5	General Insurance Requirements	17

11.6	Tenant’s Risk	18

11.7	Waiver of Subrogation	18

ARTICLE 12 FIRE, EMINENT DOMAIN, ETC		18

12.1	Landlord’s Right of Termination	18

12.2	Restoration; Tenant’s Right of Termination	19

12.3	Landlord’s Insurance	19

12.4	Abatement of Rent	19

12.5	Condemnation Award	20

ARTICLE 13 HOLDING OVER, SURRENDER		20

13.1	Holding Over	20

13.2	Surrender of Premises	20

ARTICLE 14 RIGHTS OF MORTGAGEES, TRANSFER OF TITLE		20

14.1	Rights of Mortgagees	20

14.2	Notice to Mortgagee	21

14.3	Assignment of Rents and Transfer of Title	21

ARTICLE 15 DEFAULT, REMEDIES		22

15.1	Tenant’s Default	22

15.2	Landlord’s Remedies	23

15.3	Additional Rent	24

15.4	Remedying Defaults	24

15.5	Remedies Cumulative	24

15.6	Attorneys’ Fees	25

15.7	Waiver	25

15.8	Landlord’s Default	25

ARTICLE 16 MISCELLANEOUS PROVISIONS		25

16.1	Rights of Access	25

16.2	Covenant of Quiet Enjoyment	25

16.3	Landlord’s Liability	26

16.4	Estoppel Certificate	26

16.5	Brokerage	26

16.6	Rules and Regulations	26

16.7	Invalidity of Particular Provisions	27

16.8	Provisions Binding, Etc.	27

16.9	Recording	27

16.10	Notice	27

16.11	When Lease Becomes Binding; Entire Agreement; Modification	27

16.12	Headings and Interpretation of Sections	28

16.13	Dispute Resolution	28

16.14	Time Is of the Essence	28

16.15	Multiple Counterparts	28

16.16	Governing Law	28

EXHIBITS

Exhibit A	Plan of Premises
Exhibit B	Site Plan of Building
Exhibit C	Operating Expenses
Exhibit D	Rules and Regulations of Building
Exhibit E	Form of Notice of Lease
Exhibit F	Appraisers’ Determination of Fair Market Rent
Exhibit G	Form of Subordination, Non-Disturbance and Attornment Agreement

L E A S E

THIS LEASE is dated as of September 30, 2004 by and between the Landlord and the Tenant named below, and is for the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1 Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Additional Rent: All charges and sums which Tenant is obligated to pay to Landlord pursuant to the provisions of this Lease, other than and in addition to Basic Rent.

Agent: Officers, directors, members, managers, partners, employees, agents and representatives.

Basic Rent: The Basic Rent is $2.75 per square feet of Premises Rentable Area increased three percent (3%) annually on each of the first four (4) anniversary dates of the Term Commencement Date. The Basic Rent is as follows:

Year	Annual Basic Rent	Monthly Installment
1	$165,247.50	$13,770.62
2	$170,204.92	$14,183.74
3	$175,311.06	$14,609.25
4	$180,570.39	$15,047.53
5	$185,987.50	$15,498.96

If Tenant exercises the Extension Option as provided herein, then the Basic Rent for the Extension Term shall be the greater of (i) the Annual Basic Rent for year five (5) of the Lease or (ii) the Fair Market Rent at the time the Extension Option is exercised in accordance with Section 4.2. As used herein, the term “Fair Market Rent” means the Basic Rent as determined: (i) by agreement between Landlord and Tenant, negotiating in good faith, no later than thirty (30) days after Tenant’s timely exercise of the Extension Option (and Landlord shall not be required to so negotiate prior to such date), or (ii) if Landlord and Tenant shall not have agreed upon the Fair Market Rent by said date as aforesaid (an “Impasse”), then Fair Market Rent for the Extension Term shall be fixed by means of an Appraisers’ Determination as more particularly described in Exhibit F hereto.

Broker: None.

Building: The building commonly known and numbered as 373 Market Street, Warren, Rhode Island, 02885-0367 as shown on the site plan attached hereto as Exhibit B.

Building Rentable Area: 237,708 square feet.

Business Days: All days except Saturdays, Sundays, and other days when federal or state banks in the state in which the Property is located are not open for business.

Extension Option: Tenant’s right to extend the Term hereof in accordance with Section 4.2.

Extension Term: The extended portion of the Term resulting from Tenant’s exercise of its Extension Option in accordance with Section 4.2.

Force Majeure: Collectively and individually, strikes, lockouts or other labor troubles, fire or other casualty, accidents, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency, shortages of fuel, supplies or labor resulting from any of the foregoing, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation, excluding financial constraints of such party.

Initial General Liability Insurance: $5,000,000.00 per occurrence/$5,000,000.00 aggregate (combined single limit) for property damage, bodily injury or death.

Land: The parcel of land upon which the Building is situated.

Landlord: TN Realty LLC, a Delaware limited liability company, d/b/a in Rhode Island as True North Realty, LLC.

Landlord’s Address: c/o True North Partners, LLC, 6263 N. Scottsdale Road, Scottsdale, AZ 85250.

Lease Year: Any 365-day period of time during the Term commencing on the Term Commencement Date, or any anniversary thereof, provided that if the Term Commencement Date falls on a date other than the first day of the month, the first Lease Year shall conclude on the anniversary of the last day of such month.

Outside Storage Space: The storage space located on the Land outside the Building as shown on Exhibit A.

Permitted Uses: Office, manufacturing, assembly distribution and storage in connection with the design and manufacturing of composites products and related accessories consistent with Tenant’s business as of the Term Commencement Date.

Premises: The portion of the Building and Land shown on the plan attached hereto as Exhibit A and designated as Tenant’s area.

Premises Rentable Area: 60,090 square feet (which includes the Premises and Tenant’s Proportionate Share of the Shared Building Area).

Property: The Land together with the Building and other improvements thereon.

Rent Commencement Date: Term Commencement Date.

Security Deposit: A letter of credit in an amount equal to one year of the then current Annual Basic Rent at the time such Security Deposit is required in accordance with Section 3.2 or such lesser amount that the purchaser of the Building may require.

Shared Building Area: The portion of the Premises identified as such on Exhibit A.

Tenant: Composite Solutions, Inc., a Delaware corporation.

Tenant’s Address: P.O. Box 367, Warren, Rhode Island 02885-0367.

Tenant’s Proportionate Share: 25.3% (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) Building Rentable Area).

Term: Five (5) years, commencing on the Term Commencement Date and expiring at the close of the day immediately preceding the 5th anniversary of the Term Commencement Date, except that if the Term Commencement Date is other than the first day of a calendar month, the expiration of the Term shall be at the close of the last day of the calendar month in which such anniversary falls. The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease.

Term Commencement Date: The date hereof.

1.2 Enumeration of Exhibits.

The following Exhibits are attached hereto, are made a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and/or Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A -	Plan of Premises
Exhibit B -	Site Plan of Building
Exhibit C -	Operating Expenses
Exhibit D -	Rules and Regulations of Building
Exhibit E -	Form of Notice of Lease
Exhibit F -	Appraiser Determination of Fair Market Value
Exhibit G -	Form of Subordination, Non-Disturbance and Attornment Agreement

ARTICLE 2

PREMISES AND APPURTENANT RIGHTS

2.1 Lease of Premises.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms and conditions hereinafter set forth, subject to the rights of such other tenants of the Building as may be necessary for ingress and egress to such other tenants’ leased premises.

2.2 Appurtenant Rights and Reservations.

(a) Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use Tenant’s Proportionate Share of the Shared Building Area.

(b) Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use, and permit its invitees to use (i) any common walkways necessary for access to the Building; (ii) any walkways, stairs or other space necessary for access to the Premises or the Shared Building Area; or (iii) the access roads, driveways, parking areas (as the same may be designated or modified by Landlord from time to time), loading areas, storage areas (which are not otherwise designated as Premises), pedestrian sidewalks, landscaped areas, trash enclosures and other areas or facilities, if any, which are located in or on the Property and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building; but such rights shall always be subject to such rules and regulations from time to time established by Landlord pursuant to Section 16.6 (the “Rules and Regulations”), which Rules and Regulations shall be enforced in a manner which is consistent among all tenants of the Building; and such rights shall also be=subject to the right of Landlord to designate and change from time to time areas and facilities so to be used and to Landlord’s right to grant, modify and terminate easements and other encumbrances so long as the same do not materially and adversely interfere with the use of the Premises by Tenant and do not materially and adversely impact vehicular access, parking and/or Storage areas on the Property.

(b) Landlord shall cause Tenant’s name to be listed on the monument directory, if any, located in front of the Building.

(c) Tenant shall be entitled to use the Building’s parking area(s) and storage areas (which are not otherwise designated as Premises) shown on the plan attached hereto as Exhibit A, subject to the provisions hereof and the Rules and Regulations. Tenant acknowledges that its use of the parking spaces shall be on an unreserved, non-exclusive basis and that such spaces shall be used solely for Tenant’s employees and visitors.

ARTICLE 3

BASIC RENT; SECURITY DEPOSIT UPON BUILDING SALE

3.1 Payment.

(a) Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord in writing, commencing on the Rent Commencement Date, without offset, abatement, deduction or demand (except as provided herein). Basic Rent shall be payable in lawful money of the United States in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord at 8426 E. Shea Blvd. #4, Scottsdale, AZ 85260 c/o True North Partners, LLC or at such other place as Landlord shall from time to time designate by written notice. In the event that any installment of Basic Rent or Additional Rent is not paid five (5) days after written Notice to Tenant when due, Tenant shall pay, in addition to any charges under Section 15.4, at Landlord’s request an administrative fee equal to 5% of the overdue payment. In no event shall Landlord be required to provide Notice to Tenant for non-payment of Basic Rent or Additional Rent more than twice (2) in any calendar year.

(b) Basic Rent for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

3.2 Security Deposit Upon Building Sale.

In the event that Landlord sells the Building at any time following the end of the 30th calendar month from the month in which the Term Commencement Date falls, and the terms of sale require tenants of the Building to provide a security deposit, Tenant agrees to provide to such purchaser the Security Deposit upon 60 days notice from Landlord.

ARTICLE 4

TERM COMMENCEMENT DATE/EXTENSION TERM

4.1 Term Commencement Date. The “Term Commencement Date” shall be the date hereof.

4.2 Extension Option. Provided Tenant is not in default under any of the terms herein, Tenant shall have the option (the “Extension Option”) to extend the Term of this Lease for one (1) five (5) year period (the “Extension Term”), with such Extension Option to be exercised by Tenant delivering to Landlord written notice thereof (the “Tenant Extension Notice”) no later than the end of the 30th calendar month from the month in which Term Commencement Date falls. The Extension Term shall be upon all the same terms, covenants and conditions as the Initial Term, except as to Basic Rent, which shall be determined as set forth in Section 1.1.

ARTICLE 5

CONDITION/PREPARATION OF PREMISES

5.1 Condition of Premises. Except as provided in Section 5.2 below, the Premises are being leased by Tenant in their present condition, “As Is,” without representation or warranty by Landlord. Tenant acknowledges that it currently occupies the Premises and Common Facilities (as hereinafter defined) of the Building and, has found the same satisfactory.

5.2 Improvements. (a) Subject to any building or fire code rules or regulations, Landlord agrees to install, at Landlord’s expense, within 60 days from the Term Commencement Date, two (2) dividing fences situate in accordance with Exhibit A. Tenant agrees that to extent that the area separated by such dividing fence includes any Common Facility or Shared Area, Tenant will provide reasonable access to such Common Facility or Shared Area to such any other tenant requiring access thereto. In the event that Landlord fails to install the dividing fences within the 60 day time period and such failure is not the result of a building or fire code prohibition, Tenant shall have the right to install such dividing fences, subject to all building and fire code rules and regulations, and upon receipt by Landlord of reasonable evidence of Tenant’s out-of-pocket expenses for such installation, Landlord shall either reimburse Tenant for such out-of-pocket expenses or credit the amount of such out-of-pocket expenses towards Tenant’s Basic Rent.

(b) Landlord shall, at is expense, make any such improvements to the Property which are required by law; provided, that such improvements are not necessitated by any tenant of the Property or the business conducted by any tenant of the Property.

ARTICLE 6

USE OF PREMISES

6.1 Permitted Use.

(a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other use without Landlord’s prior express written consent, which consent shall not be unreasonably withheld or delayed.

(b) Tenant agrees to conform to the following provisions during the Term of this Lease:

(i) Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with the Rules and Regulations established by Landlord so long as such Rules and Regulations do not unreasonably interfere with the operation of Tenant’s business; and

(ii) Subject to Landlord’s prior consent and applicable zoning laws, Tenant may, at its sole cost and expense, maintain a sign on both sides at the front of the Property (which may be lighted) and the unlit sign on the side of the Building. Other than as provided in the immediately preceding sentence, Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises. Landlord will not withhold consent for any signs and lettering provided that such signs or lettering comply with law and are similar or better in quality to those used as of the Commencement Date, and provided that Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of such signs.

6.2 Installations and Alterations by Tenant.

(a) Tenant shall make no alterations, additions (including, for the purposes hereof, building cranes), or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written consent. Notwithstanding the foregoing, Tenant shall have the right to make Alterations without Landlord’s approval so long as the same (x) (1) do not affect the Structure as defined in Section 8.1 herein or the roof, window frames, outside walls, or the HVAC or other building systems of the Building and (2) do not have an aggregate cost of more than $15,000 in any one year or (y) are internal reconfigurations, carpet, paint or other decorations. All Alterations made by Tenant shall (i) be performed in a good and workmanlike manner and in compliance with all applicable laws, ordinances and regulations; (ii) be made at Tenant’s sole cost and expense; become part of the Premises and the property of Landlord, (unless otherwise approved in writing by Landlord or Landlord elects in writing to require Tenant to remove the same upon Tenant’s surrender of the Premises); and (iii) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the construction or operation of the Building. At Landlord’s request, Tenant shall, before its work is started, secure assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for the Alterations.

(b) All articles of personal property and all business fixtures (except building cranes), machinery and equipment, including resin tanks, and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

(c) If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or property of like utility and of at least equal quality.

(d) Notice is hereby given, and Landlord and Tenant hereby agree, that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property. To the maximum extent permitted by law, before such time as any contractor commences to perform work on behalf of Tenant, Tenant shall obtain from such contractor (and any subcontractors), and shall furnish to Landlord, a written statement acknowledging the provisions set forth in the immediately preceding sentence. Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, Tenant’s Agents or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Land and to immediately to discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Land for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or Tenant’s Agents or independent contractors, Tenant, at its sole cost and expense, shall immediately cause such lien to be dissolved within thirty (30) days) after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing and shall deliver to Landlord evidence thereof within three (3) days of such dissolution. If Tenant shall fail to discharge any such lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including attorneys’ fees incurred in connection therewith) as Additional Rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any Alterations by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or earlier termination of this Lease.

6.3 Hazardous Materials.

(a) As used herein the term “Hazardous Materials” shall mean each and every element, compound, chemical, mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, an “oil,” “hazardous waste,” “hazardous substance,” or “chemical substance or mixture,” as the foregoing terms (in quotations) are defined in Environmental Laws.

(b) As used herein the term “Environmental Law” shall mean any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq., and all environmental laws of the state in which the Property is located and the regulations promulgated thereunder. Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws.

(c) As used herein the term “Environmental Condition” shall mean any disposal, release or threat of release of Hazardous Materials on, from or about the Premises, the Building or the Property or storage of Hazardous Materials on, from or about the Premises, the Building or the Property in violation of or that requires any reporting to governmental authorities or other response action under any applicable Environmental Law.

(d) Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s Agents or invitees either during or after the Term of this Lease. The provisions of this Section 6.3 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or termination.

(e) Landlord shall indemnify, defend upon demand with counsel reasonably acceptable to Tenant, and hold Tenant harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Landlord or Landlord’s Agents or invitees either prior to, during or after the Term of this Lease. The provisions of this Section 6.3 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or termination.

(f) Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises, the Building or the Property, and (ii) any Environmental Condition of which Tenant is aware. Landlord hereby acknowledges the storage of True North Composites foam processing equipment and resin tank on the Property.

(g) Landlord specifically acknowledges and agrees that Tenant currently uses and stores Hazardous Materials on the Premises. Landlord hereby consents to such continued use and storage of Hazardous Materials. Nothing herein shall be deemed a waiver or modification of Tenant’s obligations hereunder, including, without limitation, the provisions of paragraph (c) above.

ARTICLE 7

ASSIGNMENT AND SUBLETTING

7.1 Prohibition.

(a) Except as expressly provided in this Section 7.1, Tenant covenants and agrees that neither this Lease nor the Term and estate hereby granted, nor any interest herein or therein, will be assigned (collaterally, conditionally or otherwise), mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises, nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than the Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses, use and occupancy agreements and the like) in whole or in part, or be offered or advertised for assignment or sublease by Tenant or any person acting on behalf of Tenant, without in each case, the prior written consent of Landlord. Without limiting the foregoing, any agreement: (x) which purports to relieve Tenant from the obligation to pay, or pursuant to which a third party agrees to pay on Tenant’s behalf, all or any portion of the Rent under this Lease; and/or (y) pursuant to which a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or to sublet or attempt to sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be an assignment of this Lease and subject to the provisions of this ARTICLE 7. The provisions of this paragraph (a) shall apply to a transfer (by one or more transfers) of a controlling portion of or interest in the stock, or partnership or membership interests or other evidences of equity interests of Tenant as if such transfer were an assignment of this Lease for which the consent of Landlord is required as herein provided.

(b) Notwithstanding anything in this ARTICLE 7 to the contrary, the issuance, sale or transfer of all the stock in Tenant (whether or not a change in control results) and merger or the transfer of stock pursuant to tender offers to shareholders, whether or not solicited, or the sale of all or substantially all the assets of Tenant or any other similar transaction which results in a sale of all or substantially all of the Tenant, shall not be deemed an assignment subject to the terms of this ARTICLE 7.

(c) Tenant shall have the right to assign or encumber its interest in this Lease under a leasehold mortgage; provided, however, Tenant shall not be relieved from its obligations hereunder and shall remain fully and primarily liable therefor unless otherwise agreed to in writing by Landlord.

(d) Unless otherwise agreed to in writing by Landlord and Tenant, no assignment or subletting hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor. Without limiting Landlord’s unequivocal right to withhold consent, Landlord may withhold or revoke any consent by Landlord to a particular assignment, sublease or occupancy, if the assignment, sublease or occupancy agreement does not provide that the assignee, sublessee or other occupant agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed (other than terms which customarily are altered by virtue of the sublease or assignment, such as the amount of rent and other obligations of subtenant or assignee and any obligations retained by Tenant pursuant to a sublease, such as maintenance, and not assumed by subtenant) and otherwise comply with this ARTICLE 7.

7.2 Acceptance of Rent. If this Lease is assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of this Lease, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant, and apply the net amount collected to the Rent and other charges herein reserved, but no such assignment, sublease, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the payment and further performance of obligations on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular assignment, sublease or occupancy or other act for which Landlord’s consent is required under paragraph (a) of Section 7.1 shall not in any way diminish the prohibition stated in paragraph (a) of Section 7.1 as to any further such assignment, sublease or occupancy or other act or the continuing liability of the original named Tenant.

7.3 Reasonableness. Notwithstanding any other provision of this Lease to the contrary, Landlord may not unreasonably withhold, condition or delay its consent to any assignment or sublease if (a) such assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all obligations of Tenant under the Lease (with respect only to the subleased premises in the case of a sublease), including, without limitation, the covenant against further assignment and subletting, and (b) one of the following applies: (1) the assignee, at the time of such assignment, has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (i) the net worth of Tenant on the date hereof and (ii) the net worth of Tenant on the date of the proposed assignment, and proof of such net worth satisfactory to Landlord shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such assignment, or (2) a sublease or subleases total less than twenty-five percent (25%) of the Premises (in the aggregate at any time during the Term).

ARTICLE 8

RESPONSIBILITY FOR REPAIRS AND CONDITION

OF PREMISES; SERVICES TO BE FURNISHED BY LANDLORD

8.1 Landlord Repairs. Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the Structure of the Building and to maintain the Property in compliance with laws to extent not related to any tenant’s use. As used herein the term “Structure” means the load bearing portions of the walls, columns, beams, footings, and the roof, in each case necessary to preserve the load bearing capacity thereof, and including all life safety, fire sprinkler, HVAC, plumbing, mechanical and electrical systems in the Building (including any dust collection equipment and vacuum systems and any other equipment or systems located within the Premises, or located elsewhere on the Property to the extent such HVAC equipment or systems serve the Premises and is not specific to Tenant’s business). Notwithstanding any provision herein to the contrary, Landlord shall in no event be responsible to Tenant for any (i) resin tank, building crane or any equipment or system specific to the Tenant’s business, (ii) condition in the Premises, the Building or the Property caused by any act or neglect of Tenant or any of Tenant’s Agents, invitees or independent contractors; or (iii) any maintenance or repairs required by reason of any Alterations, performed by or on behalf of Tenant.

Landlord shall also, to the extent practicable (i) keep all Common Facilities reasonably free of snow, and (ii) keep and maintain all landscaped areas on the Property in a neat and orderly condition. As used herein, the term “Common Facilities” means the Land and the Structure, collectively.

8.2 Tenant Repairs.

(a) Tenant will keep the Premises and any building crane used by Tenant and every part thereof neat and clean, and will maintain the same in good order, condition and repair,

excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises and building cranes used by Tenant, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises to Landlord, upon the expiration or earlier termination of the Term, in such condition. Without limitation, Tenant shall, at Tenant’s expense, comply with, and cause the Premises to comply with, all laws, codes and ordinances from time to time in effect and all directions, rules and regulations of governmental agencies having jurisdiction, and the standards recommended by the local Board of Fire Underwriters applicable to Tenant’s use and occupancy of the Premises, and shall, at Tenant’s expense, timely obtain all permits, licenses and the like required thereby. Subject to Section 11.6 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs and replacements which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its Agents, invitees or independent contractors (including any damage by fire or other casualty arising therefrom).

(b) If Tenant is required to repair, replace or maintain any portion of the Building pursuant to the provisions of this Lease, and Tenant fails to commence to perform such act, upon not less than ten (10) days’ prior written notice, or fails to complete such act so commenced within thirty (30) days (except that no notice shall be required in the event of an emergency), Landlord may perform such act (but shall not be required to do so), and the provisions of Section 15.4 (“Remedying Defaults”) shall be applicable to the reasonable costs thereof. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business by reason of Landlord’s performing such acts.

8.3 Tenant’s Rights Regarding Deprivation of Critical Services.

(a) If by reason of the failure of Landlord to furnish life safety system, electrical plumbing, HVAC, water or to maintain the integrity of the Building (“Critical Services”) required to be provided by Landlord, whether such failure is excused by reason of Force Majeure or constitutes an unexcused default, Tenant’s ability to conduct business at the Premises is materially and adversely affected for ten (10) consecutive days or more and notice thereof has been given to Landlord (and whether or not Tenant elects to exercise its rights of self-help) Tenant shall have the right to a full abatement of Basic Rent and other charges payable by Tenant hereunder retroactively from the date Critical Services (or any of them) have ceased until such time as such Critical Service(s) have been restored. If Critical Service(s) can not be restored and Tenant’s ability to conduct business at the Premises has been materially and adversely affected for a period of sixty (60) days after notice thereof to Landlord, Tenant may terminate this Lease upon no less than fifteen (15) days notice to Landlord.

(b) If necessary by reason of an emergency or to prevent the interruption of further interruption of the conduct of business in the Premises or the providing of Critical Services, or to prevent injury to persons or damage to property, Tenant may cure a default by Landlord at the expense and for the account of Landlord, but only after oral or written notice and such opportunity as is reasonable under the circumstances to cause the cure thereof by Landlord.

8.4 Utilities. Electrical service, natural gas service, water and sewer to the Premises are not separately metered and Tenant shall pay all charges therefor as a Common Area Expense. However, at Tenant’s option and its sole cost and expense, Tenant shall have the right to install separate meters for any utility, in which case the costs for such utility shall be paid directly to the provider by Tenant. Landlord shall permit Landlord’s existing wires, risers, conduits and other electrical equipment of Landlord to be used to supply electricity to Tenant at the Premises.

8.5 Access. Tenant shall have access to the Premises at all times, subject to security precautions from time to time in effect (but Landlord shall not be obligated to provide security for the Building or the Property) and subject always to restrictions based on emergency conditions. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible at its own expense for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s Agents, invitees and independent contractors, and, without in any way limiting the operation of ARTICLE 11 hereof, Tenant, for itself and its Agents, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such Agent. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise Tenant’s Agents, invitees and independent contractors as to necessary and appropriate safety precautions.

ARTICLE 9

REAL ESTATE TAXES

9.1 Payments on Account of Real Estate Taxes.

(a) “Tax Year” shall mean a twelve (12) month period commencing on July 1 and falling wholly or partially within the Term, and “Taxes” shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property and any portion thereof, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all income, estate, succession, franchise, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, excise or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article.

(b) Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes, such amount to be apportioned for any portion of a Tax Year in which the Term Commencement Date falls or the Term expires.

(c) Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due with a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Once annually, Landlord shall advise Tenant of the amount of the tax bills for the prior Tax Year and the computation of Tenant’s payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or promptly refund such overpayment if requested by Tenant or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall pay the difference to Landlord as Additional Rent within thirty (30) days after being so advised by Landlord in writing, and the obligation to make such payment for any period within the Term shall survive expiration or earlier termination of the Term.

9.2 Abatement. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Landlord’s expenses in obtaining such refund, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term,) multiplied by Tenant’s Proportionate Share; provided, that in no event shall Tenant be entitled to receive more than the payments made by Tenant on account of Taxes for such Tax Year pursuant to paragraph (b) of Section 9.1.

ARTICLE 10

OPERATING AND UTILITY EXPENSES

10.1 Definitions.

(a) “Operating Year” shall mean each calendar year all or any part of which falls within the Term;

(b) “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, replacement, maintenance and management of the Property, all as set forth in Exhibit C attached hereto.

10.2 Tenant’s Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, as Additional Rent, an amount equal to (i) Operating Expenses multiplied by (ii) Tenant’s Proportionate Share, such amount to be apportioned for any portion of an Operating Year in which the Term Commencement Date falls or the Term of this Lease ends.

(b) Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. After the end of each year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for the prior Operating Year, and Landlord shall certify to the accuracy thereof. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if requested by Tenant or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after being so advised by Landlord in writing, and the obligation to make such payment for any period within the Term shall survive the expiration or earlier termination of the Term.

(c) Utility Payments. Unless charged as a Common Area Expense, Tenant shall pay, directly to the proper authorities charged with collection thereof, all charges for utilities used and consumed in the Premises, including without limitation, charges for gas, electricity and telephone service; provided, however, that Landlord shall pay water and sewer charges for the Premises directly to the service provider and include such charges in Operating Expenses.

10.3 Triple Net Lease. This Lease is a triple net lease and it is intended that, except where specifically provided herein, Tenant shall reimburse Landlord Tenant’s Proportionate Share of all costs incurred in connection with the operation and maintenance of the Premises.

10.4 Tenant’s Audit Right. Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing Operating Expenses for any Operating Year for a period of one (1) year following the date that Tenant receives the statement of Operating Expenses for such Operating Year from Landlord. Tenant shall give Landlord not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at such place within the continental United States as Landlord routinely maintains such books and records, unless Landlord elects to have such examination and audit take place in another location designated by Landlord in the city and state in which the Property is located. All costs of the examination and audit shall be borne by Tenant; provided, however, that if such examination and audit establishes that the actual

Operating Expenses for the Operating Year in question are less than the amount set forth as the annual Operating Expenses on the annual statement delivered to Tenant by at least five percent (5%), then Landlord shall pay the reasonable costs of such examination and audit. If, pursuant to the audit, the payments made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the payments made by Tenant for such Operating Year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. Tenant shall be required to deliver to Landlord a copy of its contract with its auditor and a copy of all reports produced by its auditor, and Tenant shall not be permitted to engage an auditor which is paid on a contingency or percentage basis. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any Operating Year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s statement of Operating Expenses.

ARTICLE 11

INDEMNITY AND PUBLIC LIABILITY INSURANCE

11.1 Tenant’s Indemnity. Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant agrees to indemnify and save harmless Landlord and Landlord’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant’s Agents, invitees or independent contractors; (iii) from the use or occupancy of the Premises or of any business conducted therein, and, in any case, occurring after the Term Commencement Date until the expiration or earlier termination of the Term of this Lease and thereafter so long as Tenant is in occupancy of all or any part of the Premises; or (iv) from any default or breach by Tenant or Tenant’s Agents under the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section shall survive the expiration or earlier termination of the Lease, regardless of the cause of such expiration or earlier termination.

11.2 Landlord’s Indemnity. Except to the extent arising from the gross negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord agrees to indemnify and save harmless Tenant and Tenant’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises where such accident, damage or injury results or is claimed to have resulted from any gross negligence or willful misconduct on the part of Landlord or Landlord’s Agents, invitees or independent contractors; (ii) from any accident, injury or damage whatsoever to any person or to property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from the gross negligence or willful misconduct on the part of Landlord or Landlord’s Agents, invitees or independent contractors; or (iii) from any default or breach by Landlord or Landlord’s Agents under the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section shall survive the expiration or earlier termination of the Lease, regardless of the cause of such expiration or earlier termination.

11.3 Tenant Public Liability Insurance. (a) Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) under which Tenant is named as an insured and Landlord, Landlord’s Managing Agent, other tenants of the Property requiring access to the Premises or the Shared Building Area and such other persons as are in privity of estate with Landlord as may be set out in a notice to Tenant from time to time, are named as additional insureds, and under which the insurer agrees to indemnify and hold Landlord, Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 11.1. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the requirements set forth herein. Tenant’s commercial general liability insurance policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the Initial General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request.

(b) Landlord agrees to include in any lease with respect to the Property, entered into by Landlord on or after the Term Commencement Date, a public liability insurance provision substantially the same as Section 11.3(a).

11.4 Tenant Casualty Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, “all-risk” property insurance on a “replacement cost” basis, insuring Tenant’s Removable Property and any Alterations made by Tenant pursuant to Section 6.2, to the extent that the same have not become the property of Landlord.

11.5 General Insurance Requirements. Each policy required hereunder shall be non-cancelable and non-amendable with respect to Landlord, Landlord’s Managing Agent and Landlord’s said designees without thirty (30) days’ prior written notice to Landlord. With respect to all insurance which Tenant is required to carry hereunder, Tenant shall, prior to entering the Premises for any reason, deliver to Landlord a duplicate original policy or a certificate of insurance satisfactory to Landlord, together with a photocopy of the entire policy, with respect thereto.

11.6 Tenant’s Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Property as Tenant is herein given the right to use, at Tenant’s own risk. Landlord shall not be liable to Tenant, or Tenant’s Agents, contractors or invitees for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, unless due to the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor. Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any gross negligence or willful misconduct of Landlord or Landlord’s Agents; provided, however, that in no event shall Landlord or Landlord’s Agents have any liability to Tenant based on any loss with respect to or as a result of interruption in the operation of Tenant’s business.

11.7 Waiver of Subrogation. The parties hereto shall each procure an appropriate clause in, or endorsement to, any property insurance policy on the Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party and its respective Agents. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its Agents for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

ARTICLE 12

FIRE, EMINENT DOMAIN, ETC.

12.1 Landlord’s Right of Termination. If (a) the Premises or the Building are substantially damaged by fire or casualty in such a way that directly impacts the Tenant (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence), or (b) part of the Building or the Property is taken by any exercise of the right of eminent domain, then Landlord or Tenant at their mutual independent option shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice to the other Party of the Party’s election so to do within sixty (60) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate on the earlier of (a) forty-five (45) days after the date of such notice or (b) the effective date of such taking with the same force and effect as if such date were the date originally established as the expiration date hereof.

12.2 Restoration; Tenant’s Right of Termination. If (a) the Premises or the Building are damaged by fire or other casualty, or (b) all or part of the Building is taken by right of eminent domain; and this Lease is not terminated pursuant to Section 12.1, Landlord shall thereafter use diligent best efforts to restore the Building and the Premises to proper condition for Tenant’s use and occupation. If, for any reason, such restoration shall not be substantially completed within six (6) months after the expiration of the sixty (60) day period referred to in Section 12.1 (which six (6) month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration due to Force Majeure, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended) provided that such restoration is not completed within such period. This Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after such giving of notice by Tenant unless, within such thirty (30) day period, Landlord substantially completes such restoration to Tenant’s reasonable satisfaction. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto.

12.3 Landlord’s Insurance. Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance with such deductibles and in such amounts as may from time to time be carried by reasonably prudent owners of similar buildings in the area in which the Property is located, provided that in no event shall Landlord be required to carry other than fire and extended coverage insurance or insurance in amounts greater than 90% of the actual insurable cash value of the Building (excluding footings and foundations). Landlord may satisfy such insurance requirements by including the Property in a so-called “blanket” insurance policy, provided that the amount of coverage allocated to the Property shall fulfill the foregoing requirements.

12.4 Abatement of Rent. If the Premises or the Building are damaged by fire or other casualty, Basic Rent and Additional Rent payable by Tenant shall abate proportionately for the period during which, by reason of such damage, Tenant’s use of the Premises (excluding the Test Pits) is prevented, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or an undamaged portion of the Premises due to such damage, but such abatement or reduction shall end if and when either (a) Landlord shall have substantially completed sufficient restoration that Tenant is able to use the Premises and the Premises are in substantially the condition it was in prior to such damage (excluding any Alterations made by Tenant pursuant to Section 6.2 and Tenant’s Removable Property), or (b) Tenant shall have commenced occupancy and use of the Building. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Operating Expenses payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from any fire or other casualty or eminent domain.

12.5 Condemnation Award. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, by exercise of the right of eminent domain, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in a separate condemnation proceeding a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 13

HOLDING OVER; SURRENDER

13.1 Holding Over. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rent equal to one and a half (1 1/2) times the Basic Rent in effect immediately prior to such expiration plus the Additional Rent herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

13.2 Surrender of Premises. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease (except as hereinafter provided), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Upon such expiration or earlier termination of the Term, Tenant shall remove from the Premises all of Tenant’s Removable Property and, to the extent specified by Landlord, all Alterations made by Tenant and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy; and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or earlier termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 14

RIGHTS OF MORTGAGEES; TRANSFER OF TITLE

14.1 Rights of Mortgagees. This Lease shall not be subject and subordinate to the lien and terms of any mortgage, deed of trust or ground lease or similar encumbrance (collectively, a “Mortgage”, and the holder thereof from time to time the “Holder”) from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise provided that the Holder thereof enters into an agreement with Tenant in recordable form by the terms of which the Holder will agree, unless a Default of Tenant has occurred and remains uncured by Tenant beyond applicable grace periods, (1) not to disturb the rights of Tenant under this Lease and (2) to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of the Premises by such Holder through foreclosure proceedings or otherwise, which agreement shall also contain subordination and attornment provisions consistent with the provisions of this ARTICLE 14, it being agreed that such agreement shall be at the election of the Holder either (i) in a form with terms consistent with this ARTICLE 14 as reasonably agreed to by Tenant and such Holder or (ii) in the form attached hereto as Exhibit F. If this Lease is subordinate to any Mortgage and the Holder or any other party shall succeed to the interest of Landlord pursuant to the Mortgage (such Holder or other party, a “Successor”), at the election of the Holder or Successor, Tenant shall attorn to the Holder or Successor and this Lease shall continue in full force and effect between the Holder or Successor and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Holder or Successor reasonably may request.

14.2 Notice to Mortgagee. After receiving notice from Landlord of any Holder of a Mortgage which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Holder (provided Tenant shall have been furnished with the name and address of such Holder), and the curing of any of Landlord’s defaults by such Holder shall be treated as performance by Landlord.

14.3 Assignment of Rents and Transfer of Title.

(a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the Holder of a Mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Holder of such Mortgage shall never be treated as an assumption by such Holder of any of the obligations of Landlord hereunder unless such Holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such Holder’s Mortgage and the taking of possession of the Premises.

(b) In the event of the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller, the Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. Tenant shall execute any and all documents necessary to memorialize such subordination. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder from the date of transfer.

ARTICLE 15

DEFAULT; REMEDIES

15.1 Tenant’s Default.

(a) If at any time subsequent to the date of this Lease any one or more of the following events (each a “Default”) shall happen:

(i) Tenant shall fail to pay the Basic Rent or Additional Rent hereunder when due and such failure shall continue for ten (10) days after written notice to Tenant from Landlord provided, however, Tenant shall not be entitled to notice more than twice (2) in any calendar year; or

(ii) Tenant shall neglect or fail to perform or observe any other material covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity (and in any event, within ninety (90) days after the notice described in this subparagraph (ii)); or

(iii) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv) Tenant shall make a general assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(v) The filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant under Chapter 7, 11, or 13 of the Bankruptcy Code, U.S.C. §101, et. seq., shall occur with respect to Tenant; or

(vi) A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(vii) If: (x) Tenant shall fail to pay the Basic Rent or Additional Rent hereunder when due or shall fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall cure any such failure within the applicable grace period set forth in clauses (i) or (ii) above; or (y) a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and Landlord shall, in its sole discretion, permit Tenant to cure such Default of Tenant after the applicable grace period has expired; and the same or a similar failure shall occur more than once within the next 365 days (whether or not such similar failure is cured within the applicable grace period);

then in any such case Landlord may terminate this Lease as hereinafter provided.

15.2 Landlord’s Remedies.

(a) Upon the occurrence of a Default of Tenant, Landlord may terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord in the condition required herein, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Article, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same.

(c) If this Lease shall have been terminated as provided in this Article, Tenant shall pay Rent hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, when the Premises shall have been relet and Landlord shall use best efforts to relet the Premises. Tenant shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (x) the Rent hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay the portion of such current damages referred to in clause (x) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such current damages referred to in clause (x) above to Landlord upon such termination.

(d) At any time after termination of this Lease as provided in this Article, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Rent (including Taxes, Operating Expenses and other charges payable under this Lease) which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating Year or Tax Year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period.

(e) In case of any Default of Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord shall (i) use best efforts to relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to, less than, or in excess of the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers necessary or advisable to relet the same, and (ii) may make such alterations, repairs and decorations in the Premises as Landlord considers necessary or advisable for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

15.3 Additional Rent. As referred to in Section 15.1 and notwithstanding any other provision of this Lease to the contrary, if Tenant shall fail to pay when due Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for Tenant’s failure to pay Basic Rent.

15.4 Remedying Defaults. Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon per annum at a rate equal to 3% over the prime rate in effect from time to time at Fleet National Bank (but in no event greater than the maximum lawful rate), as Additional Rent. Any payment of Basic Rent and Additional Rent payable hereunder not paid when due shall, at the option of Landlord, bear interest per annum at a rate equal to 3% over the prime rate in effect from time to time at Fleet National Bank (but in no event greater than the maximum lawful rate) from the due date thereof and shall be payable forthwith on demand by Landlord, as Additional Rent.

15.5 Remedies Cumulative. The specified remedies to which Landlord and Tenant may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord or Tenant may at any time be entitled lawfully, and Landlord or Tenant may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

15.6 Attorneys’ Fees. Reasonable attorneys’ fees and expenses incurred in enforcing any rights hereunder or occasioned by any default hereunder shall be paid by the prevailing party.

15.7 Waiver.

(a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of their respective rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord hereunder shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant hereunder. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

15.8 Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

ARTICLE 16

MISCELLANEOUS PROVISIONS

16.1 Rights of Access. Landlord shall have the right to enter the Premises at all reasonable hours upon at least twenty-four (24) hour’s notice to Tenant, except in case of emergency when no notice shall be required, for the purpose of inspecting the Premises, doing maintenance or making repairs or otherwise exercising its rights or fulfilling its obligations under this Lease, and Landlord also shall have the right to make access available at all reasonable hours to prospective or existing (i) mortgagees, (ii) purchasers, (iii) inspections by governmental officials, or (iv) during the last nine (9) months of the Term, tenants of any part of the Property. During any such entry into the Premises, Landlord shall take reasonable steps to minimize interference with the conduct of Tenant’s business.

16.2 Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises and all Common Facilities during the Term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

16.3 Landlord’s Liability.

(a) Tenant agrees to look solely to Landlord’s equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any successor of Landlord shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property.

(b) In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

(c) Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable attorneys’ fees and costs, if any) in connection therewith.

(d) Any maintenance, repairs or restoration required or permitted to be made by Landlord under this Lease may be made during normal business hours, and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom, but Landlord shall take reasonable steps to minimize interference with Tenant’s business in connection therewith.

16.4 Estoppel Certificate. Each party shall, at any time and from time to time, upon not less than fifteen (15) Business Days prior written notice by Landlord the other, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact as Landlord such other party reasonably requests.

16.5 Brokerage. Landlord and Tenant warrants and represents to each other that neither Party has dealt with no broker in connection with the consummation of this Lease.

16.6 Rules and Regulations. Tenant shall abide by the Rules and Regulations from time to time established by Landlord, it being agreed that such Rules and Regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all Rules and Regulations shall be generally applicable to other tenants of the Building of similar nature to the

Tenant named herein. Landlord agrees to use reasonable efforts to insure that any such Rules and Regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit D.

16.7 Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.8 Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to such assignment by Tenant.

16.9 Recording. Each party hereto agrees, on the request of the other, to execute a notice of lease in substantially the form attached hereto as Exhibit E, or such other form as may be mandated by the state and/or county in which the Property is located.

16.10 Notice. All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following address:

(a) if to Landlord at Landlord’s Address, to the attention of Michael L. Pierce.

(b) if to Tenant, at Tenant’s Address, to the attention of Steven Lockard, 373 Market Street, Warren, RI 02885.

Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt indicating that the notice has been delivered; or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice. Either party may change its address for the giving of notices by notice to the other party given in accordance with this Section.

16.11 When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This

Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any Agent of Landlord shall alter, change or modify any of the provisions hereof.

16.12 Headings and Interpretation of Sections. The article, section and paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as,” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

16.13 Dispute Resolution. In the event of a dispute between Landlord and Tenant pursuant to this Lease (other than a dispute relating to the payment of Rent) the parties agree that prior to pursuing other available remedies (excluding giving notices of default), they will attempt to directly negotiate resolution of their dispute. If negotiation is unsuccessful, then they agree to participate in at least three (3) hours of mediation to be facilitated by a mediator mutually acceptable to them under the mediation procedures set by the mediator. The mediation session shall be conducted within thirty (30) days of the date on which the mediator receives the request to mediate. The costs of such mediation shall be shared equally by the parties.

16.14 Time Is of the Essence. Time is of the essence of each provision of this Lease.

16.15 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

16.16 Governing Law. This Lease shall be governed by the laws of the state in which the Property is located.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

TN REALTY, LLC d/b/a IN RHODE ISLAND AS
TRUE NORTH REALTY, LLC

By:	/s/ Michael L. Pierce
Name:	Michael L. Pierce
Title:	Manager

TENANT:

COMPOSITE SOLUTIONS, INC.

By:	/s/ Steven Lockard
Name:	Steven Lockard
Title:	President

LEASE MODIFICATION AND EXTENSION AGREEMENT

THIS LEASE MODIFICATION AND EXTENSION AGREEMENT (“AGREEMENT”) is made this 16 day of June, 2010 by and between TN REALTY, LLC (“Landlord”) and COMPOSITE SOLUTIONS, INC. (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated October 1, 2004 (the “Lease”) wherein Landlord leased to Tenant a portion of the building located at 373 Market Street, Warren, Rhode Island (the “Building”), consisting of 60,090 square feet (“Premises”);

WHEREAS, Tenant desires to lease an additional 31,297 square feet of space in the Building, (“Additional Space”) commencing July 1, 2010.

WHEREAS, pursuant to Section 4.2 of the Lease, by written notice dated March 30, 2007, Tenant exercised its option to extend the Lease for an additional five (5) year term commencing October 1, 2009 and expiring on September 30, 2014 (“Renewal Term”);

WHEREAS, the Tenant has requested that in consideration of the Tenant leasing Additional Space, that the Landlord grant to the Tenant one (1) additional five (5) year option to extend the term of the Lease; and

WHEREAS, the Landlord and the Tenant desire to modify the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the Landlord and the Tenant agree as follows:

1. Lease of Additional Space: Commencing on July 1, 2010, the Landlord will lease to the Tenant and the Tenant will lease from the Landlord, the Additional Space. From and after June 1, 2010, Premises shall mean and include the space identified on Exhibit A, attached hereto as both the “TPI Original Lease” and the “New TPI Space” on the first and second floors, consisting of 91,387 square feet (the “Tenant’s Space”). The Tenant’s Space means and includes both the Premises and the Additional Space. The parties agree that from and after July 1, 2010 any reference in the Lease to Premises shall mean and include Tenant’s Space as delineated on Exhibit A attached hereto.

2. Demising Wall: The Landlord agrees to erect, at Landlord’s expense, a floor to ceiling wall barrier as a “Demising Wall” in the location designated on Exhibit A between the areas marked “Bay 2” and “Bay 3.” The construction of the Demising Wall shall be performed in accordance with all applicable laws, rules, codes and regulations and shall consist of a solid wall with access doors between the bays capable of being locked. Tenant reserves the right in its sole discretion to lock any of the doors that allow access to Tenant’s Space, including the doors that allow access to Tenant’s Space from the office area on the second floor currently occupied by Pearson Composites, LLC.

Landlord must complete construction of the Demising Wall either by December 31, 2010 or before any new tenant begins to occupy space in the Premises, whichever occurs first. In the event that Landlord fails to install the Demising Wall by either December 31, 2010 or before any new tenant occupies the Premises, and provided that any such failure is not the result of a building or fire code prohibition, Tenant shall have the right to install such Demising Wall, subject to all building and fire code rules and regulations, and upon receipt by Landlord of reasonable evidence of Tenant’s out-of-pocket expenses for such installation, Landlord shall either reimburse Tenant for such out-of-pocket expenses or credit the amount of such out-of-pocket expenses toward Tenant’s Basic Rent, as amended below in Section 4.

3. Improvement Costs and Other Expenses to the New Carpentry Shop and Existing Machine Shop Locations: In addition to the Demising Wall improvements set forth in Section 2 above, Landlord agrees to cover the following improvement costs and other expenses to the new Carpentry Shop and existing Machine Shop locations that are designated on Exhibit A:

a.	Landlord shall cover the cost and expense of removing and transferring the Tenant’s machine shop equipment from the current Machine Shop location designated on Exhibit A and installing such equipment in a mutually agreed upon space located underneath the office area in Bay 3 reflected on Exhibit A.

b.	Landlord shall also cover the cost and expense of moving the stairwell currently located in the Carpenter Shop area designated on Exhibit A.

c.	In the event Tenant elects, or is required by ordinance, law or regulation, to install any new exhaust equipment in the Machine Shop location designated on Exhibit A, Tenant agrees to cover the costs and expenses for such installation.

d.	If, however, Landlord or any new tenant in the Premises elects to install any new exhaust equipment in the Machine Shop, or requires Tenant to do so as part of this Lease, Landlord shall pay for any and all costs or expenses associated with such installation.

For Items 3a., 3b, and 3d described in this Section 3, Tenant shall undertake and perform such work required at its expense and shall deduct all such expenses from the Basic Rent it is required to pay, as described below in Section 4, in equal installments over a three (3) month period following completion of the work. All such work shall be performed in accordance with applicable laws, rules, codes and regulations. Upon reasonable notice, Landlord shall have the right to inspect all of the documentation and support for the improvement costs it is required to cover, as described herein.

4. Basic Rent For Renewal Term: The Basic Rent for the Tenant’s Space for the

Renewal Term shall be as follows:

Year	Rent/sq. ft.	Annual Basic Rent	Monthly Installment
1 (07/01/2010-05/31/2011)	$3.19	$291,525	$24,294
2 (06/01/11-05/31/2012)	$3.28	$299,749	$24,979
3 (06/01/2012-05/31/2013)	$3.38	$308,888	$25,741
4 (06/01/2013-05/31/2014)	$3.48	$318,027	$26,502
5 (06/01/2014-05/31/2015)	$3.59	$328,079	$27,340

The Basic Rent shall be monthly, in advance, on the first day of each month, in the amount set forth above in accordance with the applicable provisions of the Lease

5. Definition Amendments: The following definitions set forth in Section 1.1 shall be amended as hereinafter set forth:

(a) The definition of Building Rental Area is hereby amended to read 236,622 square feet.

(b) The definition of Premises Rentable Area is hereby amended to read 91,387

(c) The definition of Tenant’s Proportionate Share is hereby amended to read 38.62%. The Tenant’s Proportionate Share is subject to adjustment if the numerator (Tenant’s Space) or the denominator (Building Rental Area) shall change during the Term, including but not limited to the expansion of the Building.

(d) The definition of Outside Storage Space is hereby amended to read that certain portion of the property on which the Building is located designated as “Tenant’s Outdoor Storage Space” on Exhibit B, attached hereto and incorporated herein. At Tenant’s expense, tenant’s Outdoor Storage Space shall be physically partitioned by wall, fence or other suitable means from the Outdoor Storage Space used by other tenants of the Building.

(e) The definition of Term is hereby amended to include the Renewal Term.

(f) The definition of Shared Building Area is hereby deleted. The Tenant acknowledges that with the inclusion of the Additional Space, the tenant does not share any portion of the Building with other tenants located in the Building.

(g) The following definition shall be added to Section 1.1 of the Lease:

“Tenant’s Parking Area” shall mean that certain area located on the northerly side of the Building designated as tenant’s Parking Area on Exhibit B.

6. Option to Extend the Term: Provided Tenant is not in default under any of the terms of the Lease, as amended, the Tenant shall have one (1) five (5) year option to extend the

Term of this Lease (“Extension Option”) commencing on June 1, 2015 and expiring on May 31, 2020 (“Extension Term”). If the Tenant desires to exercise its right to extend the Term of this Lease for the Extension Term, then it must notify the Landlord, in writing, of its election not earlier than April 1, 2013 nor later than June 1, 2014. In the event the Tenant does not provide the Landlord with written notice of its election to exercise its right to extend the Term of this Lease by June 1, 2014, then this Extension Option shall be null and void. In the event that the Tenant does exercise its right to extend the Term of this Lease by providing written notice thereof to the Landlord no later than June 1, 2014, then this Lease, as amended, shall be upon all the same terms, covenants and conditions as the original Term, except as to Basic Rent for the Extension Term, which shall be determined as follows:

The Basic Rent for the Extension Term shall be the greater of (i) the Annual Basic Rent charged for the last year of the Term ($3.59/sq. ft.), or (ii) the Fair Market Rent (as defined below) at the time of the commencement of the Extension Term. The Annual Basic Rent shall increase annually by a percentage equal to customary fair market increases for rentable commercial space in the area on each anniversary date during the Extension Term.

As used herein, the term “Fair Market Rent” means the Basic Rent as determined: (i) by agreement between Landlord and Tenant, negotiating in good faith, no later than thirty (30) days after Tenant’s timely exercise of the Extension Option (and Landlord shall not be required to so negotiate prior to such date), or (ii) if Landlord and Tenant shall not have agreed upon the Fair Market Rent within thirty (30) days thereafter (an “Impasse”), the Fair Market Rent for the Extension Term shall be fixed by means of an Appraisers’ Determination as more particularly described in Exhibit F to the original Lease.

7. Section 2.2 (c) of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant shall use for its employees, guests and invitees parking the Tenant Parking Area designated on Exhibit B. Tenant shall be entitled to use for outside storage only, subject to the provisions of the Lease, as amended, and the Rules and Regulations, the area designated on Exhibit B, as the Outdoor Storage Space. Tenant shall be responsible to insure, in accordance with Section 11.3 and 11.4 of the Lease, the Outdoor Storage Space and shall pay any Operating Expenses incurred as a result of Tenant’s use of said Outdoor Storage Space.”

8. Section 8.1 of the Lease is hereby modified by deleting the second sentence of said section and inserting the following language in lieu thereof: “As used herein, the term “Structure” means load bearing portions of the walls, columns, beams, footings and the roof, in each case necessary to preserve the load bearing capacity thereof, and including all life safety, fire sprinkler, HVAC, plumbing, mechanical and electrical systems located in the Building (including any dust collection equipment and vacuum systems and any other equipment or systems located within the Premises, or located elsewhere on the Property to the extent such HVAC equipment or systems serve the Premises and is not specific to Tenant’s business). Landlord shall be responsible for maintaining and repairing the HVAC that services the Building

(subject to Tenant’s reimbursement through Operating Expenses) and not for any HVAC that is specific to Tenant’s Premises.”

The last paragraph of Section 8.1 shall also be amended, as follows:

“Landlord shall also, to the extent practicable (i) keep all Common Facilities reasonably free of snow, and (ii) keep and maintain the parking lot and all landscaped areas on the Property in a neat and orderly condition. As used herein, the term “Common Facilities” means the Land and the structure, collectively.”

9. Section 8.2 (a) of the Lease is hereby modified by adding the following language at the end of Section 8.2 (a): “In addition, Tenant, at its sole cost and expense, shall be responsible for the Premises’ windows, doors and related hardware and plate glass, normal wear and tear excluded.”

10. Section 8.3 (b) of the Lease is hereby modified and the following language is inserted at the end of the paragraph “and further provided that Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days or such additional time as is reasonably required to correct any such default after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.”

11. Section 8.4 of the Lease is hereby modified by inserting the following language at the end of the paragraph “Landlord has the right to sub meter any of the above referenced connections to the Tenant’s Space and any and all costs of separating these utilities, including an connection or tap fees, shall be allocated between the Tenant and the other tenants in the Building.”

12. Section 10.2(b) of the Lease is hereby modified by deleting the third sentence thereof and inserting the following language in lieu thereof: “Within one hundred twenty (120) days after the end of each calendar year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for the prior Operating Year, and Landlord shall certify to the accuracy thereof.”

13. Section 11.1 of the Lease is hereby modified by inserting the following language after the words “outside of the” on the fifth line down: “Tenant’s Space or Outside Storage Space (whether inside or outside of the Building),”

14. Section 15.4 of the Lease is hereby amended by deleting any references to “Fleet National Bank” and inserting the term “The Wall Street Journal” in lieu thereof.

15. Section 15.6 of the Lease is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“Attorney’s Fees. Reasonable attorneys’ fees and expenses incurred in enforcing any rights hereunder or occasioned by any default hereunder shall be paid to the prevailing party.”

16. Except as modified by this Agreement, the parties do hereby ratify and affirm the Lease in all respects.

[signatures appear on the next page]

IN WITNESS WHEREOF, the parties hereto have set their hands on the day and year set forth above.

LANDLORD:		TENANT:

TN REALTY, LLC		COMPOSITE SOLUTIONS, INC.

By:	/s/ Pat Burke	By:	/s/ Ed da Silva
By:		By:
Its duly authorized CEO			Its duly authorized officer VP/GENERAL MANAGER

EXHIBIT A

(rev. 04/15/2010)

67,491
SQ.FT.

1st Floor

PEARSON COMPOSITES

NEW TPI SPACE

TPI ORIGINAL LEASE

AVAILABLE SPACE

EXHIBIT A

(rev. 04/15/2010)

MOLD ROOM
BAY 6 NORTH
BAY 7 NORTH
BAY 1
BAY 2
BAY 3
BAY 4
BAY 5
BAY 6 SOUTH
BAY 7 SOUTH
BAY 8
PEARSON COMPOSITES
TPI ORIGINAL LEASE
NEW TPI SPACE
AVAILABLE SPACE

2nd Floor

EXHIBIT B
OUTDOOR STORAGE & PARKING

(rev. 03/03/2010)

MARKET STREET (ROUTE 136)
NORTH
WOODS
1st Floor
GROUND FLOOR
PEARSON OUTDOOR STORAGE & PARKING
SHARED AREA
TPI OUTDOOR STORAGE & PARKING